Exhibit 99.1

Covidien Reports Second-Quarter 2010 Results

•	GAAP net sales down 5%; Adjusted net sales up 5%, Medical Devices sales up 11%

•	Diluted GAAP earnings per share from continuing operations were $0.85; excluding specified items, adjusted diluted earnings per share from continuing operations were $0.88, up 22%

•	Fiscal 2010 sales guidance updated

DUBLIN, Ireland – April 21, 2010 – Covidien plc (NYSE: COV) today reported results for the second quarter of fiscal 2010

(January - March 2010).

This release will discuss the Company’s performance on a GAAP basis and an adjusted financial results basis. The reconciliation of the adjusted financial results to the GAAP results is shown in the attached Non-GAAP Reconciliations and Sales Analysis tables. The adjusted financial results exclude $258 million in sales of oxycodone hydrochloride extended-release tablets (Oxy ER) in the second-quarter of 2009, as well as the other items specified in the tables.

GAAP RESULTS

Net sales of $2.7 billion were down 5% from the $2.8 billion reported a year ago, with favorable foreign exchange of $98 million increasing the quarterly sales growth rate by approximately 3 percentage points. The sales decline was primarily due to the 2009 sales of Oxy ER.

Second-quarter 2010 gross margin of 55.7% rose 0.4 percentage points from the prior-year period. Selling, general and administrative expenses for the second quarter of fiscal 2010 were significantly higher than those of a year ago. The 2010 expenses included planned increases in selling and marketing, unfavorable foreign exchange and expenses related to recent acquisitions. Research and Development (R&D) expense in the second quarter climbed 16% from that of the prior year and represented 4.4% of net sales.

In the second quarter of 2010, the Company reported operating income of $561 million, versus $548 million in the same period the year before. The 2009 operating income was adversely impacted by a $183 million charge for shareholder settlements. The second-quarter 2010 effective tax rate was 21.5%, versus 64.1% in the second quarter of 2009, which included certain one-time charges. Diluted GAAP earnings per share from continuing operations were $0.85 in the second quarter of 2010, versus $0.37 per share in the comparable quarter last year.

For the first six months of fiscal 2010, net sales of $5.41 billion were 1% above the $5.36 billion in the prior year, with favorable foreign exchange increasing the sales growth rate by approximately 4 percentage points.

The Company reported operating income of $1.11 billion in the first six months of fiscal 2010, versus $1.09 billion in the comparable period a year ago. For the first six months of 2010, the effective tax rate was 21.3% and diluted GAAP earnings per share from continuing operations were $1.66, versus $1.12 a year ago.

ADJUSTED FINANCIAL RESULTS

Second-quarter 2010 adjusted net sales increased 5%, while operational growth (net sales growth, excluding the effect of foreign exchange) was 1%, driven primarily by higher volume and new products.

Gross margin was up 4.7 percentage points to 55.7% versus the 2009 adjusted gross margin of 51.0%. The second-quarter 2010 improvement reflected positive mix in the Medical Devices segment, benefits from our restructuring program and favorable foreign exchange.

Second-quarter 2010 adjusted operating income was up 15% to $587 million, compared with $509 million in the previous year. Second-quarter 2010 adjusted operating income represented 22.1% of sales, versus 20.0% a year ago. The second-quarter 2010 adjusted tax rate was 20.4% versus 23.7% a year ago.

Second-quarter adjusted diluted earnings per share were $0.88, versus $0.72 a year ago, a 22% increase.

For the first six months of fiscal 2010, net sales of $5.41 billion were 8% above the $5.01 billion in the prior year, with favorable foreign exchange increasing the sales growth rate by approximately 4 percentage points.

Six-month 2010 adjusted operating income was $1.18 billion, versus $998 million in the previous year, an increase of 18%. Six-month 2010 adjusted operating income represented 21.8% of sales, versus 19.9% a year ago. The adjusted tax rate for the first six months was 21.5%, versus 26.1% in the first six months of 2009.

For the first six months of 2010, adjusted diluted earnings per share from continuing operations were $1.73, versus $1.37 a year ago, a 26% increase.

“We delivered significantly improved gross and operating margins, on an adjusted basis, while continuing to make the investments that will propel our future growth. We are pleased with this upward trend in margin improvement,” said Richard J. Meelia, Chairman, President and CEO. “Our top-line performance, however, did not meet our expectations, particularly in the Pharmaceuticals and Medical Supplies segments. In our largest business segment, Medical Devices, another solid quarter was led by strong growth for Energy and Vascular.

“Last week, we showcased a number of new products at the SAGES conference and, in the next month, we will launch additional offerings, including two major new Pharmaceutical products, PENNSAID® and EXALGO™. We expect that these and other innovations will fuel our growth in an increasingly competitive marketplace. We also look to complete the next step in the announced reshaping of our portfolio by concluding the sale of our U.S. nuclear pharmacies. We remain confident in our prospects and expect to make additional strategic investments funded by our strong cash flow,” Mr. Meelia said.

BUSINESS SEGMENT RESULTS

Medical Devices sales of $1.62 billion in the second quarter were 11% above the $1.46 billion in the comparable quarter of last year. Operational growth was 5%, reflecting new products and increased volume. Operationally, sales in Endomechanical advanced, as both laparoscopic instruments and stapling products registered good growth. The Energy double-digit quarterly sales gain was again due to a sharp rise in sales of vessel sealing products, partially offset by a continued slowdown in capital-related hardware products. In Soft Tissue Repair, sales of mesh and biosurgery products increased, though at a slower rate than in recent quarters. In the Oximetry and Monitoring product line, sales gains were aided by the Aspect acquisition, partially offset by lower than expected flu-related volume. In Airway and Ventilation, the sales advance primarily reflected another quarter of exceptional growth for ventilators outside the United States. The increase was largely offset by lower sales of sleep products following the divestiture of the diagnostics product line. Vascular sales climbed at a strong double-digit pace, due to the addition of VNUS and Bacchus products, partially offset by lower sales of compression products.

For the first six months of fiscal 2010, Medical Devices sales rose 14% to $3.31 billion from $2.90 billion a year ago. Favorable foreign exchange contributed approximately 6 percentage points to the increase.

Pharmaceuticals sales of $619 million in the second quarter were 2% below last year’s adjusted sales of $631 million. Operationally, second-quarter 2010 sales were 5% below those of the previous year. Sales in the 2010 second quarter benefited from a double-digit increase in Radiopharmaceuticals, aided by a supply situation that improved from the year before and by higher thallium sales. Operationally, quarterly sales of Contrast Products and Active Pharmaceutical Ingredients declined from those of a year ago. Sales of Specialty Chemicals rose, primarily reflecting higher sales of pharmaceutical and laboratory chemicals. Excluding Oxy ER, sales of Specialty Pharmaceuticals were well below those of the prior year, due to sharply lower generic and branded product sales. The decline in branded products was largely attributable to Restoril, while the generics shortfall was due to increased competitive activity, difficult comparisons with the prior year and distributor order timing.

For the first six months of fiscal 2010, Pharmaceuticals adjusted sales were essentially unchanged from those of a year ago.

On a GAAP basis, sales in the second quarter of fiscal 2010 for the Pharmaceuticals segment were $619 million, 30% below the prior year’s $889 million, which included $258 million of Oxy ER. For the first six months of fiscal 2010, Pharmaceuticals sales of $1.24 billion decreased 22% from last year’s $1.59 billion, which included $354 million of Oxy ER.

Medical Supplies second-quarter sales of $421 million were 5% below the $445 million reported in the comparable quarter of the previous year. The decrease was largely due to lower sales of Nursing Care, Medical Surgical and SharpSafety products, due in part to a weaker than expected late flu season and distributor inventory destocking. For the first six months of fiscal 2010, sales of Medical Supplies, at $864 million, were 2% below last year’s $880 million.

In the second quarter of fiscal 2010, Covidien purchased approximately 500,000 ordinary shares under its previously announced share buyback programs.

FISCAL 2010 OUTLOOK

Covidien has updated its fiscal 2010 sales guidance to reflect the recent strengthening of the U.S. dollar against most currencies, the approval of EXALGO™, the sale of the U.S. nuclear pharmacies, coupled with weakness in certain product lines. The Company now estimates that net sales in fiscal 2010 will be up 5% to 8%, including foreign exchange at current rates and excluding Oxy ER sales from the 2009 base. This compares with prior guidance of a 6% to 9% sales increase in 2010. Net sales are now expected to be up 9% to 12% versus 2009 in the Medical Devices segment. Sales in both the Pharmaceuticals and Medical Supplies segments are now expected to be about even with those of 2009. Including foreign exchange at current rates and excluding the impact of one-time items, there are no changes to our previous 2010 expectations for operating margin (21% to 22%), effective tax rate (21% to 23%) or free cash flow (in excess of $1.5 billion).

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2009 revenue of $10.7 billion, Covidien has 42,000 employees worldwide in more than 60 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS
Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Brian Nameth
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	brian.nameth@covidien.com

CONFERENCE CALL AND WEBCAST

The Company will hold a conference call for investors today, beginning at 8:30 a.m. ET. This call can be accessed three ways:

•	At Covidien’s website: http://investor.covidien.com

•

By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is 866-713-8562. For participants outside the U.S., the dial-in number is 617-597-5310. The access code for all callers is 34024241.

•

Through an audio replay: A replay of the conference call will be available beginning at 11:30 a.m. on April 21, 2010, and ending at 5:00 p.m. on April 28, 2010. The dial-in number for U.S. participants is 888-286-8010. For participants outside the U.S., the replay dial-in number is 617-801-6888. The replay access code for all callers is 73962044.

NON-GAAP FINANCIAL MEASURES

This press release contains financial measures, including operational growth, adjusted net sales, adjusted gross margin, adjusted operating income, adjusted earnings per share, adjusted operating margin and free cash flow (net cash provided by continuing operating activities minus capital expenditures), which are considered “non-GAAP” financial measures under applicable Securities & Exchange Commission rules and regulations. These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The Company’s definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of Covidien’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Covidien's business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

The Company presents its operating margin and effective tax rate forecast before special items to give investors a perspective on the expected underlying business results. Because the Company cannot predict the amount and timing of such items and the associated charges or gains that will be recorded in the Company’s financial statements, it is difficult to include the impact of those items in the forecast. In addition, the Company is excluding the one-time impact of Oxy ER from its fiscal 2009 net sales to give investors a better perspective on its base business operations. Sales of Oxy ER in fiscal 2009 were $354 million. Given the substantial but finite nature of Oxy ER sales, the Company believes that excluding the impact provides investors with a better understanding of its base business operations. Including Oxy ER and foreign exchange rates at current levels, the Company estimates that net sales in fiscal 2010 will increase 1.5% to 4.5% versus 2009 and sales in the Pharmaceuticals segment will be down 15% to down 12% versus those of 2009.

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payers and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations, manufacturing or supply chain problems or disruptions, rising commodity costs, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, including legacy Tyco-related litigation, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates or potential environmental liabilities. These and other factors are identified and described in more detail in our filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.

Covidien plc

Consolidated Statements of Income

Quarters Ended March 26, 2010 and March 27, 2009

(dollars in millions, except per share data)

	Quarter Ended March 26, 2010	Percent of Net Sales	Quarter Ended March 27, 2009	Percent of Net Sales
Net sales	$2,662	100.0%	$2,798	100.0%
Cost of products sold	1,178	44.3	1,250	44.7

Gross profit	1,484	55.7	1,548	55.3

Selling, general and administrative expenses	781	29.3	688	24.6
Research and development expenses	116	4.4	100	3.6
Restructuring charges	26	1.0	9	0.3
In-process research and development charge	—	—	20	0.7
Shareholder settlements	—	—	183	6.5

Operating income	561	21.1	548	19.6

Interest expense	(43)	(1.6)	(43)	(1.5)
Interest income	6	0.2	5	0.2
Other income	21	0.8	5	0.2

Income from continuing operations before income taxes	545	20.5	515	18.4

Income tax expense	117	4.4	330	11.8

Income from continuing operations	428	16.1	185	6.6

Loss from discontinued operations, net of income taxes	(15)	(0.6)	(1)	—

Net income	$413	15.5	$184	6.6

Basic earnings per share:
Income from continuing operations	$0.86		$0.37
Loss from discontinued operations	(0.03)		—
Net income	0.83		0.36

Diluted earnings per share:
Income from continuing operations	$0.85		$0.37
Loss from discontinued operations	(0.03)		—
Net income	0.82		0.36

Weighted-average number of shares outstanding (in millions):
Basic	501		504
Diluted	506		506

Covidien plc

Non-GAAP Reconciliations

Quarters Ended March 26, 2010 and March 27, 2009

(dollars in millions, except per share data)

	Quarter Ended March 26, 2010
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations
GAAP	$2,662	$1,484	55.7%	$561	21.1%	$545	$428	$0.85
Adjustments:
Restructuring charges (1)	—	—		26		26	18	0.04
Impact of tax sharing agreement (2)	—	—		—		(13)	(13)	(0.03)
Tax matters (3)	—	—		—		—	11	0.02

As adjusted	$2,662	$1,484	55.7	$587	22.1	$558	$444	0.88

	Quarter Ended March 27, 2009
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations
GAAP	$2,798	$1,548	55.3%	$548	19.6%	$515	$185	$0.37
Adjustments:
Restructuring charges (1)	—	—		9		9	5	0.01
In-process research and development charge (4)	—	—		20		20	19	0.04
Shareholder settlements (5)	—	—		183		183	183	0.36
Impact of tax sharing agreement (2)	—	—		—		1	1	—
Tax matters (6)	—	—		—		—	163	0.32

As adjusted	2,798	1,548	55.3	760	27.2	728	556	1.10
Impact of Oxy ER (7)	(258)	(252)	97.7	(251)	97.3	(251)	(192)	(0.38)

As adjusted, excluding impact of Oxy ER	$2,540	$1,296	51.0	$509	20.0	$477	$364	0.72

(1)	Primarily relates to severance costs within our Medical Supplies and Medical Devices segments.
(2)	Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and Tyco Electronics included in other income.
(3)	Primarily consists of adjustments to legacy income tax liabilities, a portion of which are not subject to the tax sharing agreement with Tyco International and Tyco Electronics.
(4)	Relates to the acquisition of intellectual property by our Medical Devices segment.
(5)	Represents our portion of Tyco International’s legal settlements with certain shareholders and our portion of the estimated cost to settle all of the remaining securities cases outstanding.
(6)	Primarily consists of withholding tax incurred on repatriated earnings.
(7)	Represents the sales and direct costs attributable to selling oxycodone hydrochloride extended-release tablets (Oxy ER).

Covidien plc

Segment and Geographical Sales

Quarters Ended March 26, 2010 and March 27, 2009

(dollars in millions)

	Quarters Ended
	March 26, 2010	March 27, 2009	Percent change	Percent change currency	Operational growth
Medical Devices
United States	$669	$621	8%	—%	8%
Non-U.S.	953	843	13	9	4

	$1,622	$1,464	11	6	5

Pharmaceuticals
United States (1)	$420	$706	(41)%	—%	(41)%
Non-U.S.	199	183	9	10	(1)

	$619	$889	(30)	2	(32)

Medical Supplies
United States	$369	$392	(6)%	—%	(6)%
Non-U.S.	52	53	(2)	5	(7)

	$421	$445	(5)	1	(6)

Covidien plc
United States (1)	$1,458	$1,719	(15)%	—%	(15)%
Non-U.S.	1,204	1,079	12	10	2

	$2,662	$2,798	(5)	3	(8)

(1)	Quarter ended March 27, 2009 includes sales of oxycodone hydrochloride extended-release tablets.

Covidien plc

Select Product Line Sales

Quarters Ended March 26, 2010 and March 27, 2009

(dollars in millions)

	Quarters Ended
	March 26, 2010	March 27, 2009	Percent change	Percent change currency	Operational growth
Medical Devices
Endomechanical Instruments	$520	$474	10%	6%	4%
Soft Tissue Repair Products	213	198	8	7	1
Energy Devices	241	208	16	5	11
Oximetry & Monitoring Products	194	167	16	2	14
Airway & Ventilation Products	198	184	8	5	3
Vascular Products	164	132	24	4	20

Pharmaceuticals
Oxycodone Hydrochloride Extended-Release Tablets	$—	$258	(100)%	—%	(100)%
Other Specialty Pharmaceuticals	105	147	(29)	—	(29)
Active Pharmaceutical Ingredients	112	114	(2)	2	(4)
Specialty Chemicals	111	99	12	6	6
Contrast Products	146	143	2	5	(3)
Radiopharmaceuticals	145	128	13	2	11

Covidien plc

Consolidated Statements of Income

Six Months Ended March 26, 2010 and March 27, 2009

(dollars in millions, except per share data)

	Six Months Ended March 26, 2010	Percent of Net Sales	Six Months Ended March 27, 2009	Percent of Net Sales

Net sales	$5,411	100.0%	$5,362	100.0%
Cost of products sold	2,435	45.0	2,442	45.5

Gross profit	2,976	55.0	2,920	54.5

Selling, general and administrative expenses	1,615	29.8	1,419	26.5
Research and development expenses	217	4.0	194	3.6
Restructuring charges	31	0.6	12	0.2
In-process research and development charge	—	—	20	0.4
Shareholder settlements	—	—	183	3.4

Operating income	1,113	20.6	1,092	20.4

Interest expense	(86)	(1.6)	(88)	(1.6)
Interest income	11	0.2	12	0.2
Other income	29	0.5	15	0.3

Income from continuing operations before income taxes	1,067	19.7	1,031	19.2

Income tax expense	227	4.2	465	8.7

Income from continuing operations	840	15.5	566	10.6

(Loss) income from discontinued operations, net of income taxes	(15)	(0.3)	4	0.1

Net income	$825	15.2	$570	10.6

Basic earnings per share:
Income from continuing operations	$1.68		$1.12
(Loss) income from discontinued operations	(0.03)		0.01
Net income	1.65		1.13

Diluted earnings per share:
Income from continuing operations	$1.66		$1.12
(Loss) income from discontinued operations	(0.03)		0.01
Net income	1.63		1.12

Weighted-average number of shares outstanding (in millions):
Basic	500		504
Diluted	505		506

Covidien plc

Non-GAAP Reconciliations

Six Months Ended March 26, 2010 and March 27, 2009

(dollars in millions, except per share data)

	Six Months Ended March 26, 2010
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations
GAAP	$5,411	$2,976	55.0%	$1,113	20.6%	$1,067	$840	$1.66
Adjustments:
Legal charge (1)	—	—		33		33	20	0.04
Restructuring charges (2)	—	—		31		31	21	0.04
Impact of tax sharing agreement (3)	—	—		—		(16)	(16)	(0.03)
Tax matters (4)	—	—		—		—	10	0.02

As adjusted	$5,411	$2,976	55.0	$1,177	21.8	$1,115	$875	1.73

	Six Months Ended March 27, 2009
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations
GAAP	$5,362	$2,920	54.5%	$1,092	20.4%	$1,031	$566	$1.12
Adjustments:
Legal settlements (1)	—	—		36		36	22	0.04
Restructuring charges (2)	—	—		12		12	6	0.01
In-process research and development charge (5)	—	—		20		20	19	0.04
Shareholder settlements (6)	—	—		183		183	183	0.36
Impact of tax sharing agreement (3)	—	—		—		(1)	(1)	—
Tax matters (7)	—	—		—		—	156	0.31

As adjusted	5,362	2,920	54.5	1,343	25.0	1,281	951	1.88
Impact of Oxy ER (8)	(354)	(346)	97.7	(345)	97.5	(345)	(259)	(0.51)

As adjusted, excluding impact of Oxy ER	$5,008	$2,574	51.4	$998	19.9	$936	$692	1.37

(1)	Represents legal charges related to anti-trust cases, which are included in selling, general and administrative expenses.
(2)	Primarily relates to severance costs within our Medical Supplies and Medical Devices segments.
(3)	Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and Tyco Electronics included in other income.
(4)	Primarily consists of adjustments to legacy income tax liabilities, a portion of which are not subject to the tax sharing agreement with Tyco International and Tyco Electronics.
(5)	Relates to the acquisition of intellectual property by our Medical Devices segment.
(6)	Represents our portion of Tyco International’s legal settlements with certain shareholders and our portion of the estimated cost to settle all of the remaining securities cases outstanding.
(7)	Primarily consists of withholding tax incurred on repatriated earnings.
(8)	Represents the sales and direct costs attributable to selling oxycodone hydrochloride extended-release tablets (Oxy ER).

Covidien plc

Segment and Geographical Sales

Six Months Ended March 26, 2010 and March 27, 2009

(dollars in millions)

	Six Months Ended
	March 26, 2010	March 27, 2009	Percent change	Percent change currency	Operational growth
Medical Devices
United States	$1,350	$1,220	11%	—%	11%
Non-U.S.	1,962	1,676	17	10	7

	$3,312	$2,896	14	6	8

Pharmaceuticals
United States (1)	$834	$1,224	(32)%	—%	(32)%
Non-U.S.	401	362	11	10	1

	$1,235	$1,586	(22)	2	(24)

Medical Supplies
United States	$754	$771	(2)%	—%	(2)%
Non-U.S.	110	109	1	8	(7)

	$864	$880	(2)	1	(3)

Covidien plc
United States (1)	$2,938	$3,215	(9)%	—%	(9)%
Non-U.S.	2,473	2,147	15	10	5

	$5,411	$5,362	1	4	(3)

(1)	Six months ended March 27, 2009 includes sales of oxycodone hydrochloride extended-release tablets.

Covidien plc

Select Product Line Sales

Six Months Ended March 26, 2010 and March 27, 2009

(dollars in millions)

	Six Months Ended
	March 26, 2010	March 27, 2009	Percent change	Percent change currency	Operational growth
Medical Devices
Endomechanical Instruments	$1,071	$949	13%	7%	6%
Soft Tissue Repair Products	432	391	10	6	4
Energy Devices	481	413	16	5	11
Oximetry & Monitoring Products	374	315	19	4	15
Airway & Ventilation Products	407	362	12	5	7
Vascular Products	346	264	31	4	27

Pharmaceuticals
Oxycodone Hydrochloride Extended-Release Tablets	$—	$354	(100)%	—%	(100)%
Other Specialty Pharmaceuticals	246	288	(15)	—	(15)
Active Pharmaceutical Ingredients	199	208	(4)	2	(6)
Specialty Chemicals	216	205	5	5	—
Contrast Products	287	283	1	5	(4)
Radiopharmaceuticals	287	248	16	3	13

Covidien plc

Non-GAAP Sales Analysis

(dollars in millions)

	Quarter Ended March 26, 2010
	Net Sales for the Quarter Ended March 26, 2010		Oxy ER Impact		Currency Impact		Operational Growth Excluding the Impact of Oxy ER		Net Sales for the Quarter Ended March 27, 2009
Medical Devices	$1,622	11%	$—	—%	$78	6%	$80	5%	$1,464
Pharmaceuticals	619	(30)	(258)	(27)	18	2	(30)	(5)	889
Medical Supplies	421	(5)	—	—	2	1	(26)	(6)	445

Total Net Sales	$2,662	(5)	$(258)	(9)	$98	3	$24	1	$2,798

	Six Months Ended March 26, 2010
	Net Sales for the Six Months Ended March 26, 2010		Oxy ER Impact		Currency Impact		Operational Growth Excluding the Impact of Oxy ER		Net Sales for the Six Months Ended March 27, 2009
Medical Devices	$3,312	14%	$—	—%	$174	6%	$242	8%	$2,896
Pharmaceuticals	1,235	(22)	(354)	(21)	35	2	(32)	(3)	1,586
Medical Supplies	864	(2)	—	—	9	1	(25)	(3)	880

Total Net Sales	$5,411	1	$(354)	(7)	$218	4	$185	4	$5,362